                                                     EXHIBIT 4(x)


                                  CREDIT AGREEMENT










         Between


         S.I.C.F.O. Stanley S.A., a limited liability company with a capital of FRF 56,938,000, having its registered office in B.P. 31, Zornhoff 67102 Saverne, RCS Saverne B, represented by Mr. William Moore, duly entitled to this effect),


                   Hereafter called the "Borrower",




         And



         The branch of Citibank N.A., a corporation based on American law, located at Citicenter, 19 Le Parvis, La Defense 7, 92800 PUTEAUX, represented by Michael M. Roberts, duly entitled to this effect,




                        Hereafter called the "Bank",





         IT IS NOW AGREED THAT

         Part I- THE FACILITY


         1.1. The Facility (the "Credit Line")

         In accordance with the terms and conditions hereafter, the Bank will make available to the Borrower a credit line ("the Credit") in the sum of DFL 15,000,000 (fifteen million Dutch Guilders), from 30/08/1993 (hereafter called the "Availability Date") to March 22, 1996 (hereafter called the "Repayment Date"). The Borrower shall draw on the Credit at one and only one time from the Availability date.

         The Credit, without prejudice to the provisions of Part II hereafter, shall be automatically reimbursed by the payment of the promissory note created in accordance with article 3.1., whose maturity date shall not be later than the Repayment Date .


         1.2 Terms


         Terms used in this Agreement and not otherwise defined will have the same definition as those defined in the Syndicated Loan Agreement dated March 22nd, 1991 (hereafter the "Syndicated Loan Agreement").


         1.3. Purpose

         The Credit will be applied, based on the Borrower's statement, to general corporate purposes, without the Bank being obliged to verify the stated application.

         Part II- REPAYMENT & PREPAYMENT



         2.1. Repayment

         The repayment of the Drawdown (as defined in article 3.1) by the Borrower under this agreement will be made in Dutch Guilders at the latest on the Repayment Date.



         2.2. Prepayment

         The Borrower may, by giving the Bank not less than thirty day prior notice to that effect, prepay the whole or any part (being an amount or integral multiple of DFL 2,500,000) of the Credit made to such Borrower, at the end of the Interest Period (as defined in article 4.1) in which the notice of prepayment is given; such prepayment being made without prejudice to the Borrower's obligation pursuant to article 4.5., if any. Any repayment so made shall satisfy pro tanto the Borrower's obligations under article 1.1.

         Any notice of prepayment given by the Borrower pursuant to the present article shall be irrevocable, shall specify the date upon which such prepayment is to take effect and the amount of such prepayment and shall oblige such Borrower to make such prepayment on such date. After such a notice is sent to the Bank by the Borrower, the latter shall not be entitled to reborrow any amount repaid or to be repaid.

         Part III- AVAILABILITY OF THE CREDIT LINE


         3.1. Availability

         The line of credit may be drawn at any time from the Availability Date, in one drawdown, subject to prior notice given to the Bank by letter or by telex and received by the Bank two (2) business days at least before the date of the drawdown. A "business day" is each day during which banks are open all day in Paris.

         This prior notice shall oblige the Borrower to borrow the whole amount of the Credit on the date therein stated (hereafter called the "Drawdown") under the terms and conditions contained herein. The Drawdown will be represented by a promissory note issued to the order of the Bank, in the form of Annex A hereto attached (hereafter called the "Note"). The date of issue of the Note will only be a business day; furthermore, if the maturity date of the Note falls on a non-business day, this maturity date will be extended to the first following business day. The Maturity Date of the Note shall not be later than the Repayment Date.

         The issuance of the Note will not be considered as a novation of the obligation resulting from the present contract, but will represent the monetary obligation of the Borrower arising from the Drawdown.


         3.2. Conditions Precedent

         The Drawdown will be conditioned upon:

         i) the signature of a first demand guarantee by THE STANLEY WORKS, covering the obligations of the Borrower under this Agreement;

         ii) the prior remittance to the Bank of certified copies of power of attorney, or board resolutions authorizing the conclusion of the present contract;

         iii) prior remittance to the Bank of all justifications relative to the authorizations or the accomplishment of all formalities that may eventually be imposed by French or foreign regulations;

         iv) the absence of any Event of Default mentioned in article 5.3. hereunder,

         v) the accuracy of representations and warranties made by the Borrower in article 5.1.,

         vi) the absence of any material adverse change in the financial situation of the Borrower since December 31st, 1992 (date of the most recent audited Financial Statements), which would, in the reasonable judgment of the Bank, prevent it from meeting all obligations under this present agreement.

         vii) the receipt of the Note provided for above.

         Part IV- INTEREST


         4.1. Normal Interest Rate

         The Drawdown of the present Credit line will bear interest at an annual rate equal to the offered rate of Citibank N.A. London, one business day before the first day of the Interest Period as hereafter defined, on the London Interbank Market for Dutch Guilder deposits for the period for which such rate is to be determined plus a margin of 0.50 % per annum.

         The period starting on the date of the Drawdown and ending on the Repayment Date shall be divided into successive periods each of which (other than the first) shall start on the last day of the preceding period (hereafter called "Interest Period").

         The first Interest Period shall start on the Drawdown date and end on September 29, 1993. The duration of this first Interest period, which is only for the purposes of calculating accrued interest, shall be one month. The duration of each subsequent Interest Period shall be determined as referred to the duration of the interest period of the Advances under the Syndicated Loan Agreement, provided that:

         i) if the Borrower fails to give notice to the Bank regarding its choice in relation to the Interest Period, the duration of that Interest Period whether under this Agreement or under the Syndicated Loan Agreement shall, subject to ii) below, be three months;

         ii) any Interest Period which would otherwise end during the month preceding, or extend beyond, the Repayment Date shall be of such duration that it shall end on the Repayment Date.

         The duration of an Interest Period by the Borrower shall be irrevocably binding for the Borrower for that Interest Period.

         4.2. Exceptional Interest Rate

         In case the Bank considers that circumstances affecting the monetary market prevent the determination of an applicable interest rate, the Bank will notify the Borrower at least one business day before the end of the current Interest Period.

         If, within 30 calendar days following this notification, the Borrower and the Bank have not determined a mutually satisfactory interest rate for the concerned Interest Period, the Borrower will be required to repay to the Bank, within a maximum delay of 10 calendar days following the Bank's request by telex or letter, the amount of the outstanding Note, as well as all outstanding interest up to the date of its repayment, at an interest rate equal to the effective cost incurred by the Bank to keep the Credit available to the Borrower, plus a margin of 0.50%. This cost will be determined by the Bank and notified to the Borrower.


         4.3. Accrued Interest

         On the last day of each Interest Period the Borrower shall pay accrued interest. The accrued interest due will be calculated on the basis of a 360 day-year, and will be debited by the Bank in the Borrower's account with the Bank.


         4.4 "Effective Global Rate" (Taux Effectif Global)

         The "effective global rate" applicable to the present credit would be 6.90% (6.40% + 0.50%) on the date of signature of this Agreement.





         4.5. Late Interest

         All amounts of principal, interest, fees, accessories, due but unpaid, will automatically bear interest, in compliance with the law, at a rate which will be equal to the interest rate calculated in articles 4.1. or 4.2. above, depending on the case, but with the substitution of a margin of 1.50 % to that determined in those paragraphs, and as long as the Borrower is in default, without prejudice to all other rights the Bank may be entitled to because of the damages resulting from the default of the Borrower, including the refinancing costs.

         The payment of late interest will be made at the Bank's first request, who may debit it immediately from the Borrower's account with the Bank.

         Part V REPRESENTATIONS, COVENANTS & EVENTS OF DEFAULT


         5.1.  Representations and Warranties

         The Borrower represents and warrants: (i) that its obligation to pay the principal, the interest, the commitment fee and accessories under the present agreement constitutes a direct, unconditional and general obligation which ranks pari passu with the claims of all its other unsecured creditors save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application.

         (ii) that it will notify the Bank, by remitting to it all its documents relating to any event affecting its legal existence and its legal capacity, and all statutory modifications and changes in persons mandated to represent it; it will also notify the Bank of any change in the capital ownership, which would result in the Borrower not being directly or indirectly wholly-owned by THE STANLEY WORKS;

         (iii) that its balance sheet and financials on December 31, 1992 have been established in accordance with current accounting principles and sincerely and faithfully reflects its assets and liabilities, and that since January 1, 1993, there has been no material adverse change in its financial situation;

         (iv) that the Borrower is not subject to any kind of legal pursuit that may seriously affect its ability to meet its financial obligations under the present Agreement; that it is not, to the best of its knowledge, threatened by any such procedure.


         5.2. Covenants

         5.2.1. The Borrower shall:

         (i) obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses and consents required in or by the laws and regulations of its jurisdiction of incorporation to enable it lawfully to enter into and perform its obligations under this Credit Agreement or to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of this Credit Agreement;

         (ii) the Borrower shall maintain, in full force and effect, prudent insurances on and in relation to its business and assets or self-insure where this is considered appropriate in the opinion of the Borrower;

         (iii) promptly inform the Bank of the occurrence of any event which is or is likely, in the reasonable opinion of the Borrower, to become (with the passage of time, the giving of notice, the making of any determination hereunder or any combination thereof) an Event of Default and, upon receipt of a written request to that effect from the Bank, confirm to the Bank that, save as previously notified to the Bank or as notified in such confirmation, no such event has occurred;

         (iv) ensure that at all times the claims of the Bank against it under this Credit Agreement rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application;

         (v) that it will deliver to the Bank within 95 days after the end of each of its fiscal year its balance sheet, income statement and financial annexes, as well as the auditor's report certifying the conformity of the accounting documents communicated with accounting principles generally accepted in France; that these documents will be completed by a letter confirming that none of the events provided for in article 5.3 have occurred;

         (vi) that upon request of the Bank, the latter will receive without delay any additional information concerning the financial situation or the activity of the Borrower, that may be of interest to the Bank;

         (vii) that it will immediately inform the Bank of the occurrence of any Event of Default provided for in article 5.3;

         5.2.2. The Borrower shall not, without the prior consent of the
         Bank:

         (i) create or permit to subsist any encumbrance over all or any of its present or future Principal Property (unless the Borrower secures the Drawdown made equally and ratably with such encumbrance) other than:

              (a) any existing encumbrance which has been disclosed in writing to the Bank prior to the date hereof;

              (b) encumbrances on property of any corporation existing at the time such corporation becomes a subsidiary;

              (c) encumbrances securing financial indebtedness of one member of the Group to another (save for such mortgages securing financial indebtedness of the Borrower to a member of the Group which is not the Borrower);

              (d) any lien arising solely by operation of law in the ordinary course of business or which is contained in a contract for the purchase or sale or goods or services entered into in the ordinary course of business;

              (e) encumbrances on any property existing at the time of acquisition but only if the amount outstanding and secured thereby does not exceed the lesser of the fair market value of or the purchase price of the property as purchased;

              (f) any encumbrance securing the purchase price of revenues or assets purchased after the date hereof or the cost of repairing or altering, constructing, developing or substantially improving all or any part of such revenues or assets provided that such encumbrance attaches only to such revenues or assets and the financial indebtedness thereby secured does not exceed the lesser of the fair market value or the purchase price of the revenues or assets as purchased;

              (g) any other encumbrances securing financial indebtedness, which in aggregate do not exceed 10% of Consolidated Net Tangible Assets; and

              (h) any extension, renewal or replacement of any of the encumbrances referred to above provided that the financial indebtedness secured by any such extension, renewal or replacement does not exceed the principal amount of the financial indebtedness originally secured thereby plus any fee incurred in connection with such transaction.

         (ii) make any loans, grant any credit or give any guarantee or indemnity to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any other person save for:

              (a) any loans, credits, guarantees or indemnities which relate directly or indirectly to the carrying on of the business of the Borrower; and

              (b) any loans, credits, guarantees and indemnities made to or for the benefit of the Borrower; and

         (iii) except for sales, transfers or other disposals of stock in trade, sell, lease, transfer or otherwise dispose of, by one or more transactions or series of transactions (whether related or not and whether to another member of the Group or not), the whole or any part of its revenues or its assets other than sales, leases, transfers or other disposals in the ordinary course of business or on arms' length terms or which, in any financial year, do not exceed 5% of Consolidated Net Tangible Assets as determined by the most recent financial statements delivered pursuant to article 5.1.(ii) provided that the proceeds thereof are applied only in or towards the satisfaction of any financial indebtedness and/or to the general working capital requirements of the Group except that up to fifty per cent of the proceeds thereof may be applied in or towards the repurchasing of any of THE STANLEY WORKS's common stock or the payment of dividends and distributions thereon, except that not more than 25% (twenty five percent) of such proceeds may be applied in or towards the payment of such dividends and distributions. Furthermore, for the purpose of the calculation of Consolidated Net Tangible Assets, any proceeds from the sale of any Taylor Rental stores owned directly or indirectly by THE STANLEY WORKS will not be taken into account.



         5.3. Events of Default

         If any of the following events, in addition to those provided for by law, occurs:

         (i) the Borrower does not pay within three business days of maturity all amounts, in principal, interest, fees, ancillary expenses, due by virtue of the present contract, or

         (ii) the Borrower does not comply with any other obligation resulting from this contract, and does not remedy to it within 30 business days after the summons from the Bank to execute the obligation, or

         (iii) the Borrower ceases its activity, defaults, declares bankruptcy, or a resolution is passed or a petition is presented or an order is made for the "liquidation amiable", "reglement judiciaire", "reglement amiable", "redressement judiciaire" or "liquidation judiciaire" of the Borrower, or a petition is presented or an order is made for the appointment of an "administrateur ad hoc" or "administrateur judiciaire" to administer all or part of the assets of the Borrower, or an event analogous to any of the foregoing occurs, or

         (iv) there shall occur any material adverse change in the business, assets or conditions of the Group taken as a whole from that existing at the date hereof which, in the reasonable opinion of the Bank, is likely to have a material adverse effect on the ability of the Borrower to comply with any of its obligations hereunder;

         (v) any financial indebtedness of the Borrower, in an amount in excess of US $ 5,000,000 is not paid when due, or any such financial indebtedness of the Borrower is declared to be or otherwise becomes due and payable by reason of default or by reason of the occurrence of an event of default whether as a result of culpability or not prior to its specified maturity or any other creditor or creditors of the Borrower are entitled (and continue to be so entitled) to declare any such financial indebtedness of the Borrower due and payable prior to its specified maturity by reason of the failure of the Borrower to either (i) make any payment in respect of any such financial indebtedness upon its due date, (ii) comply with any financial covenant or (iii) comply with any other financial test in respect of such financial indebtedness, or

         (vi) any representation or statement made by the Borrower in this Agreement or in any notice or other document certificate or statement delivered by it pursuant hereto or in connection herewith is, in the reasonable opinion of the Bank, or proves to have been incorrect or misleading in any material respect when made; or

         (vii) the Borrower ceases to be a direct or indirect, wholly-owned subsidiary of THE STANLEY WORKS (subject to the ability of directors of such Borrower to hold nominee shares in the capital of the Borrower), or

         (viii) more than 15% of the revenues of the Borrower are derived from any business wholly and totally unrelated to any of the businesses, products, distribution channels or services of Borrower at the date hereof, or

         (ix) at any time it is or becomes unlawful for the Borrower to perform or comply with any of its obligations hereunder or any of the obligations of the Borrower are not or cease to be legal, valid and binding.


         The Bank may then, by written notification to the Borrower and THE STANLEY WORKS, declare immediately due all amounts to be paid with respect to the present contract, in principal, interest, fees, accessories, and the Bank's commitment resulting from the present contract will cease immediately.

         Notwithstanding the above provisions, the Borrower will indemnify the Bank for any loss or expense such as but not limited to, refinancing, legal or other expenses, incurred by the Bank as a result of the early termination of the Credit, by reasons of the occurrence of an Event of Default.


         Part VI- TAX - RIGHT OF SET-OFF - BANK'S EXPENSES


         All payments in principal, interest, fees and accessories in favor of the Bank will be made without set-off with all the amounts that may be due by the Bank to the Borrower, and net of all taxes of any kind, present or future, levied by any fiscal authorities. In the event where a legal text or regulation would require the Borrower to deduct from the amounts due to the Bank taxes of any sort, the Borrower agrees to compensate for the shortfall by way of additional interest, so that after deduction of all taxes including those on the additional interest, the Bank will receive all the amounts due to it under this contract.

         More generally, the Borrower agrees to indemnify the Bank, by way of additional interest, for any increase in expenses resulting from a change in banking regulations occurring after the signature of this contract; particularly, if the amount of non-interest bearing reserves required for deposit at the Banque de France are increased, the Borrower undertakes to negotiate in good faith a new interest rate, which takes into account the aforementioned increased expenses. In the event that no agreement on the modification of the interest rate can be reached between the Borrower and the Bank, the Borrower may terminate the present Agreement at the maturity date of the outstanding Note without penalty, but with the payment of the revised interest rate, as notified in writing to the Borrower by the Bank.



         Part VII- MISCELLANEOUS


         The fact that the Bank does not exercise action or exercises it with delay against the Borrower, in no way constitutes a waiver of the right to this action nor does it result in the novation of the credit defined in the present contract.

         The Bank, with no prejudice to all its other rights, will have the right, at any time, without prior notice, to set off all the amounts due by the Borrower as a result of this contract, with all the amounts the Bank holds in its books on behalf of the Borrower, in any currency and in any location, for any specific purpose, even if the amounts are not yet due. In the event these amounts are in different currencies, the Bank may make all foreign exchange transactions deemed necessary.



         Part VIII  EXPENSES


         The Borrower agrees to reimburse the Bank at its first request for all the expenses which may result from the Bank taking action to defend its rights as described in the present contract, including expenses and fees of consulting and lawyers.



         Part IX- ASSIGNMENTS AND TRANSFERS


         The Borrower may not transfer in any way any of the rights or obligations resulting from the present contract without prior written approval from the Bank. The Bank may at its sole discretion and without the prior consent of the Borrower, assign part or all of the present contract and resulting rights, benefits, outstanding debt or obligations to any entity it may elect.

         Part X- LAW AND JURISDICTION



         This contract is governed by French law. Any dispute arising over or resulting from the present agreement will be within the jurisdiction of the Tribunal de Commerce de Paris, knowing that the Bank may also pursue any action against the Borrower in front of any other competent court.

         The Borrower and the Bank irrevocably agree that the courts of the State of New York and the courts of the United States of America in New York may have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, irrevocably submits to the jurisdiction of such courts.


         Part XI- DISCLOSURE OF INFORMATION

         (i) The Bank may disclose to any actual or potential assignee or Transferee or to any person who may otherwise enter into contractual relations with the Bank in relation to this Agreement such information supplied by the Borrower or THE STANLEY WORKS pursuant to the present Agreement, and any other information as the Bank shall consider appropriate. Any information supplied by the Borrower or THE STANLEY WORKS hereunder shall only be disclosed upon the Bank obtaining a confidentiality undertaking, from the person to whom the information is to be disclosed.

         (ii) Without prejudice to the above clause, the Bank will treat as confidential information received from the Borrower or THE STANLEY WORKS in relation to the Credit save for that which has been clearly identified by the Borrower as not being confidential, and save to the extent that such information may be publicly available or which the bank may be obliged to disclose by law.



         Part XII- NOTICES

         (i) Each communication to be made hereunder shall be made in writing but, unless otherwise stated, maybe made by telex or letter.

         (ii) Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall (unless that other person has by fifteen days' written notice to the other party specified another address) be made or delivered to that other person at the address identified on the first page (or in the case of a transferee, at the end of the Transfer Certificate to which it is a party as Transferee) and, in the case of the Borrower, with a copy to THE STANLEY WORKS at 1000 Stanley Drive,

         New Britain, Connecticut 06053, Attn. Craig A. Douglas, and shall be deemed to be have been made or delivered when dispatched (in the case of any communication made by telex) when left at the address or (in the case of any communication made by letter) ten days after being deposited in the post postage prepaid in an envelope addressed to it at that address provided that any communication or document to be made or delivered to the Bank shall be effective only when received by the Bank and then only if the same is expressly marked for the attention of the department or officer identified with the Bank's signature below (or such other department or officer as the Bank shall from time to time specify for this purpose).

         (iii) Each communication or document made or delivered by one party to another pursuant to this Agreement shall be in the English language or accompanied by a translation thereof in English certified (by an officer of the person making or delivering the same) as being a true and accurate translation thereof.






                                          Done in Paris in two copies
                                          on 25/08/1993



         /s/ Michael M. Roberts
         ________________________          Michael M. Roberts
                                           Vice President
                                           CITIBANK N.A.

         /s/ William Moore
         ________________________          Mr William Moore
                                           S.I.C.F.O. STANLEY S.A.
                                           (the "Borrower")

                                     GUARANTEE


              The undersigned, THE STANLEY WORKS (hereafter the
         "Guarantor"), whose Head-Office is located at 1000 Stanley Drive, New Britain, CT represented by Mr. Richard Huck, Vice President, Finance, duly authorized to deliver this guarantee, hereby refers to:

         - the Credit Agreement in an amount of NLG 15,000,000 (fifteen million of Dutch Guilders) signed on August 26, 1993 between S.I.C.F.O. Stanley S.A. and Citibank N.A. Paris (hereafter called "Citibank");

         - the Credit Agreement in an amount of NLG 7,500,000 (seven million five hundred thousand of Dutch Guilders) signed on August 26, 1993 between Societe de Fabrications Bostitch S.A. and Citibank N.A. Paris;

         -the Credit Agreement in an amount of NLG 7,500,000 (seven million five hundred thousand of Dutch Guilders) signed on August 26, 1993 between Stanley Bostitch S.A. and Citibank N.A. Paris;

         (S.I.C.F.O. Stanley S.A., Societe de Fabrications Bostitch S.A. and Stanley Bostitch S.A. being hereafter called individually the "Borrower" and collectively the "Borrowers," and the Credit Agreements listed hereabove being hereafter called individually the "Agreement" and collectively the "Agreements").

              The Guarantor hereby declares being perfectly aware of all the terms and conditions of the Agreements.

              The Guarantor hereby unconditionally and irrevocably without being able to demur, undertakes to pay Citibank at its first demand, within two business days following this demand, and in Dutch Guilders, all amounts up to NLG 30,000,000 (thirty million of Dutch Guilders) in principal, plus interest, fees and accessories, payable by the Borrowers under the Agreements.

              This guarantee being unconditional, will then remain in full force in any circumstances whatsoever including if any Borrower cannot fulfill its obligations under the respective Agreement because of laws or regulatory measures or any other measures taken by the authorities of such Borrower's country.

               This guarantee being unconditional will remain valid in case of extension of maturity or amendment, even tacit or any of the Agreements.

               This guarantee will remain in full force until the effective and complete payment of any sum due to Citibank by the Borrowers under the Agreements.

               Any delay between the due date of the amounts owing by the Guarantor by virtue of this guarantee and their effective payment date, without being necessary to summon the Guarantor, will bear interest at a rate per annum equal to the offered rate of Citibank N.A. London on the London Interbank Market for three month Dutch Guilder deposits plus 1.50%.

               The Guarantor will indemnify Citibank at its demand and on the view of bills, of any fees including attorney fees that it incurs to obtain the execution of the Guarantor's obligations under this guarantee.

               Any amount due by the Guarantor under this guarantee will be free and clear of any taxes, imposts, levies of any nature, whether present or future deducted or withheld by or on behalf of any fiscal authorities.

               This guarantee will be governed by French law. Any dispute arising out of or in connection with this guarantee will be within the exclusive jurisdiction of the Tribunal de Commerce de Paris.


         New Britain, CT on August 26, 1993

                                              THE STANLEY WORKS


                                               BY:    /s/  Richard Huck
                                               Name:  Richard Huck
                                               Title: Vice President,
                                                     Finance